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                                                                   EXHIBIT 10.15

                              QUINTUS CORPORATION

                       AUTHORIZED OEM/RESELLER AGREEMENT

This Authorized OEM/Reseller Agreement (the "Agreement") is entered into as of December 3, 1999, (the "Effective Date") by and between Quintus Corporation, a Delaware corporation, having its principal place of business at 47212 Mission Falls Court, Fremont, CA 94539 ("Quintus") and Lipstream Networks, Inc., a Delaware Corporation with its principal place of business at 20401 Stevens Creek Blvd., Cupertino, CA 95014 ("Lipstream").

In consideration of the covenants and conditions contained herein, the parties agree as follows:

1.   DEFINITIONS.

     1.1 "Documentation" shall mean the related materials customarily supplied by Lipstream to end users of the Licensed Software.

     1.2 "End-User" shall mean a third party to whom Quintus licenses the Integrated Software or the Client solely for internal use and not for resale. In the case of Quintus' internal use of the Integrated Software or Client, Quintus shall be deemed the End-User.

     1.3 "Integrated Software" shall mean the Quintus products, which are sold in conjunction with the Client and Quintus-developed customer relationship applications, modified to include Lipstream's voice client functionality through use of the SDK.

     1.4 "Updates" shall mean any error corrections or modifications which Lipstream at its sole discretion deems to be logical improvements to the Licensed Software previously supplied to Quintus under the Agreement, and which Lipstream makes generally available to other licensees, and does not separately price or market.

     1.5 "Client" shall mean the standard, generally available object code commercial release and the underlying voice functionality of Lipstream's client software described in Exhibit A that Lipstream distributes without charge. This shall include all updates provided by Lipstream to Quintus under the terms of this Agreement.

     1.6 "SDK" shall mean Software Developer's Kit, which is Lipstream's development software that facilitates the integration of the Client into other software.

2.   CUSTOMER OFFERINGS.

Quintus will integrate Client functionality, through the use of the SDK, into its suite of web-based customer relationship management applications (the "End User Offerings"). This End User Offering shall be comprised of three components:

     2.1  Integrated Software as defined above.

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     2.2  Voice Service - Initial Block: An initial provision of pre-paid voice usage to support an End User's Customer Service Representative's ("CSR") first year of VoIP service to be acquired by End User through Quintus ("Initial Block"). For example: If an End User purchases Integrated Software from Quintus and contracts to allow up to 25 of its support CSRs to make use of such software simultaneously, End User will be required to pre-purchase 25 Initial Blocks to support the voice traffic to be generated by these CSRs in the first year.

     2.3 Voice Service - Renewal Block(s). One-year extensions to the Initial Blocks described above, are to be negotiated by Lipstream directly with the End User.

3.   HOSTING.

Lipstream will host and continuously provide the voice services for the End
User.

4.   SALES.

Sales Responsibilities shall be as follows:

     4.1 Initial Sale. Quintus shall be responsible for all initial sales of the Integrated Software and the Initial Blocks to support voice usage. Should an End User seek to increase the number of CSR's during the first year, Quintus will be responsible for selling the additional blocks required to accommodate such an increase and will pro rate the fees until the end of the initial year.

     4.2 Renewal Sales. Lipstream shall be responsible for all sales of all Renewal Blocks, both in the year directly following the Initial Block term as well as all subsequent years. Quintus will make proper introductions between Lipstream and End User at the time of initial sale.

5.   GRANT OF RIGHTS.

     5.1 Licenses. Subject to the terms and conditions of this Agreement, Lipstream hereby grants to Quintus a limited, nonexclusive, nontransferable, worldwide license during the term of this Agreement to (i) market and distribute the Client and Documentation solely as part of the Integrated Software in object code format for use by End-Users for their internal business purposes only, (ii) allow Quintus' current resellers and distributors and future resellers and distributors upon Lipstream's prior written consent, such consent not to be unreasonably withheld, the right to market and distribute the Client and Documentation, solely as part of the Integrated Software in object code format for use by End Users for their internal business purposes only, provided such reseller and/or distributor sublicenses the Client in accordance with terms and conditions no less restrictive than those provided herein, (iii) use the Client for its own internal use, and (iv) use the SDK to integrate the Client into the Integrated Software. Quintus shall have no right to use, license, distribute or otherwise transfer the Client or Documentation other than those rights specifically granted hereunder.

     5.2 License to Clients. Subject to all terms of this Agreement, Lipstream hereby grants to Quintus and Quintus' resellers and distributors, for the term of this Agreement, a worldwide, nonexclusive, royalty free license to use, reproduce and distribute the Clients to End Users of the Integrated Software.



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     5.3  License to Documentation. Subject to all terms of this Agreement,
Lipstream grants to Quintus, for the term of this Agreement, a worldwide, non-exclusive royalty free license to use, reproduce and distribute the Documentation, but only in connection with the use or maintenance of the Clients.

     5.4 Updates. Subject to all terms of this Agreement, Lipstream will promptly provide to Quintus, during the term of this Agreement, all generally available upgrades, releases and/or new versions of the Clients and/or Documentation that Lipstream distributes without charge.

     5.5 Ownership. Quintus acknowledges that Lipstream retains title to and ownership of all proprietary rights with respect to the Client and Documentation. The Client and Documentation are protected by copyright, trademark and trade secret laws and international treaty provisions. The Client and Documentation are licensed and not sold.

     5.6 Development Copy. Quintus may use an unlimited number of copies of the Integrated Software on an unlimited number of development and test servers, at no additional charge, solely for demonstration, evaluation, training, development and testing purposes during the term of this Agreement. Such copies may not be deployed for operational use.

     5.7 No Other Rights. All rights not expressly granted to Quintus herein are retained by Lipstream. Quintus agrees not to decompile, reverse-engineer or otherwise attempt to derive or modify the Integrated Software, SDK or Client, nor authorize or permit any third party to do so.

6.   COMPENSATION.

     6.1 Setup. Quintus shall reimburse Lipstream for access to its voice services in the following way: Lipstream will create a new End User account, and will establish an ongoing, web-based, End User-specific reporting facility, to be made continuously available to Quintus for the monitoring of its End User's voice usage at no charge to Quintus.

     6.2 Initial Block Fees. Quintus will pay Lipstream the Initial Block fees as described in Exhibit B.

     6.3 Training Fees. Lipstream will provide End Users with an optional one-day voice service training session for all End User-employed customer service, support, engineering and/or managerial personnel the End User identifies as requiring such training. Fees for such training shall be as described in Exhibit B.

     6.4 Payment. On the [*] day of each new quarter, Quintus shall submit to Lipstream a report detailing the End Users that have been sold services. Such report shall be in reasonable detail, showing the basis for the payment. Payment of such fees shall be due and payable net [*] from the receipt of the report.

     6.5 Records; Audit Rights. Quintus shall maintain complete and accurate books and records with respect to copies and distribution of Client and Integrated Software, or otherwise pertaining to the payment of fees hereunder until at least three (3) years after termination of this Agreement. Lipstream shall at any time, on at least twenty (20) business days prior notice to


[*] Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.



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Quintus, be entitled to retain an accounting firm to audit the books and records of Quintus pertaining to the payment of fees to Lipstream hereunder, for the sole purpose of confirming the accuracy of the License Fee payments. Such accounting firm shall execute a nondisclosure agreement prior to any such audit. Any such audit shall be performed at Lipstream's expense during normal business hours. In the event of any underpayment of License Fees, Quintus shall promptly remit to Lipstream all amounts due.

     6.6 Reporting. The parties shall comply with the reporting requirements as found in Exhibit E.

     6.7 Taxes. All payments to Lipstream hereunder shall be net of all sales, use, and other taxes, which may be imposed upon such payments.

7.   LIMITED WARRANTIES.

     7.1 Product Warranty. Lipstream warrants to Quintus and End User that, for the term of this agreement (a) the media on which the Client is furnished will, under normal use, be free from defects in material and workmanship and
(b) the Client will perform in accordance with the Documentation. Lipstream's sole obligation under this warranty, and Quintus' exclusive remedy, shall be that Lipstream at its expense shall use commercially reasonable efforts to repair, so that it becomes non-infringing while giving equivalent performance, or replace any non-conforming Client with substantially equivalent functional software. Quintus has the right to terminate this Agreement should the Client not conform to the then current Documentation, provided Quintus has given Lipstream written notification of such nonconformance and such nonconformance has not been cured within a sixty (60) day period, commencing upon receipt of such written notification. In the event Lipstream is unable to correct the non-conformity, Lipstream's sole liability and Quintus' sole remedy shall be a refund of the Fees paid to Lipstream. If Quintus terminates this Agreement, Quintus shall immediately return to Lipstream or destroy the Client and all related Documentation at Lipstream's option. Upon receipt or destruction of the Client and related Documentation, Lipstream shall refund the fees paid by Quintus relating to the specific non-conforming Client.

     7.2 The warranty set forth above is made to and for the benefit of Quintus only. The warranty will apply only if:

          (a) the Client has been installed and used at all times and in accordance with the Documentation;

          (b) no modification, alteration or addition has been made to the Client by persons other than Lipstream or its authorized representative;

          (c) the media in which the Client is embedded has not been (i) subject to accident, or misuse, or (ii) operated with other media not meeting or not maintained in accordance with the manufacturer's specifications.

     7.3 Representations. Quintus shall not make any warranties or representations binding on Lipstream with respect to the Services, and Quintus shall limit its representations regarding the

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Services to those contained in this Agreement. Quintus shall indemnify and hold
Lipstream harmless from and against warranty claims made by End-Users for warranties made by Quintus that exceed the scope of the warranty expressly set forth above.

     7.4 WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY STATED HEREIN, THE CLIENT IS PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF PERFORMANCE OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

8.   PROPERTY RIGHTS.

8.1 Property Rights. Quintus acknowledges and agrees that, as between Quintus and Lipstream, Lipstream owns all right, title, and interest in and to the Client, SDK and Documentation subject to this Agreement, and in all of Lipstream's patents, trademarks, trade names, inventions, copyrights, know-how and trade secrets relating to the design, manufacture, marketing, operation or service of the Client.

     8.2 Proprietary Notices. Quintus will ensure that all copies of the Client, the Documentation and the Integrated Software reproduced or distributed by Quintus, as applicable, will incorporate all copyright or other proprietary notices in the same manner that Lipstream incorporates such notices in the Client or Documentation or in any other manner reasonably requested by Lipstream. Quintus shall not, and shall require that its End-Users do not, remove, alter, cover or obfuscate any copyright notice or other proprietary rights notices placed on, or embedded in the Client or Documentation by Lipstream.

     8.3 Restrictions. Quintus shall not alter or remove any of Lipstream's trademarks, marks or trade names (collectively "Trademarks") affixed to the Client by Lipstream. Except as set forth in this Section 5.4, nothing contained in this Agreement shall grant or shall be deemed to grant to Quintus any right, title or interest in or to Lipstream's Trademarks. At no time during or after the term of this Agreement shall Quintus challenge or assist others to challenge Lipstream's Trademarks (except to the extent such restriction is expressly prohibited by applicable law) or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of Lipstream. Upon termination of this Agreement, Quintus shall immediately cease to use all Lipstream's Trademarks.

     8.4 Goodwill. Any and all goodwill arising from Quintus' use of the Lipstream Trademarks shall inure solely to the benefit of Lipstream when and as, on an on-going basis, such acquisition of goodwill occurs, as well as at the expiration or termination of this Agreement, without any separate payment or other consideration of any kind to Quintus and Quintus agrees to take all such actions necessary to effect such vesting.

9.   CONFIDENTIAL INFORMATION.

     9.1 Definition. As used in this Agreement, the term "Confidential Information" shall mean any information disclosed by one party to the other pursuant to this Agreement which is in



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written, graphic, machine readable or other tangible form and is marked
"Confidential", "Proprietary" or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and reduced to a written summary by the disclosing party, within a reasonable time period after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving party. Notwithstanding the foregoing, the SDK and the SDK Documentation shall be deemed the Confidential Information of Lipstream without the necessity of marking.

     9.2  General.  During the term of this Agreement and for a period of three
(3) years thereafter, each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except as expressly set forth herein or otherwise authorized in writing, shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the other party's Confidential Information and shall not disclose such Confidential Information to any third party except as may be necessary and required in connection with the rights and obligations of such party under this Agreement, and subject to confidentiality and nonuse obligations at least as protective as those set forth herein. Without limiting the foregoing, each of the parties shall use at least the same procedures and degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement, but in no event less than reasonable care. The parties further agree to keep confidential the terms and conditions of this Agreement.

     9.3 Exceptions. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which: (i) was generally known and available in the public domain at the time it was disclosed or becomes generally known and available in the public domain through no fault of the receiving party; (ii) was known to the receiving party at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosing party; (iv) was independently developed by the receiving party without any use of the disclosing party's Confidential Information; or
(v) becomes known to the receiving party from a source other than the disclosing party without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party's rights. In addition, the receiving party shall be entitled to disclose the other party's Confidential Information to the extent such disclosure is required by order or requirement of a court, administrative agency, or other governmental body, provided however, that the receiving party shall provide prompt notice thereof to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

     9.4 Employee Agreements. Each party shall obtain the execution of non-disclosure agreements with its employees, agents and consultants having access to Confidential Information of the other party, and shall diligently enforce such agreements.

     9.5 Remedies. If either party breaches any of its obligations with respect to confidentiality and unauthorized use of Confidential Information hereunder, the other party shall be entitled to seek equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages.

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10.  INTELLECTUAL PROPERTY INDEMNITY.

     10.1 Indemnification. Lipstream shall defend, or at its option settle, at its own expense, any claim, suit or proceeding brought against Quintus, its officers, employees, directors and agents and Lipstream agrees to pay, subject to the limitations hereinafter set forth, all reasonable damages and costs (including reasonable attorney's fees), finally awarded against Quintus, as a result of any such claim or any settlement entered into in good faith on such issue in any such suit or proceeding, alleging that use of the SDK or Client or distribution of the Client as part of the Integrated Software as contemplated hereunder infringes any patent, copyright or trade secret of any third party (collectively, "Intellectual Property Rights"). Lipstream's duty to indemnify and defend is predicted upon Quintus doing the following (i) notify Lipstream promptly of such claim, suit or proceeding, (ii) provide Lipstream with sole control of any such action or settlement negotiations (it being understood that Quintus may participate in such action at Quintus' expense with counsel of its own choosing), and (iii) give Lipstream authority to proceed as contemplated herein, and, at Lipstream's expense, give Lipstream proper and full information and reasonable assistance to settle and/or defend any such claim, suit or proceeding. If it is adjudicatively determined, or if Lipstream believes it may be determined, that the SDK or Client infringes any Intellectual Property Right, then Lipstream may, at its sole option and expense, and in a reasonable time frame, either; (a) procure for Quintus the right under such Intellectual Property Right to use or distribute such SDK and Client as contemplated herein; (b) replace or modify the SDK and Client with other functionally equivalent software; or (c) if (a) and (b) are not practicable, as determined in Lipstream's sole discretion, terminate this Agreement with respect to such SDK and Client and refund to Quintus all license fees paid by Quintus for the terminated SDK and Client, less an amount equal to one sixtieth (1/60th) of such license fees for each month or any portion thereof which has elapsed since the commencement of the applicable license. Lipstream will not be liable for any costs or expenses incurred without its prior written authorization.

     10.2 Limitation. Notwithstanding the provisions of Section 10.1 above, Lipstream assumes no liability to the extent such claims are based on (i) the use of the SDK or Client other than as set forth in the Documentation; (ii) the use of other than the most recent version and prior sequential version of the SDK or Client; (iii) combination or use of the SDK or Client with software not provided by Lipstream if the infringement would have been avoided by use of the SDK or Client alone; (iv) any marking or branding not applied by Lipstream or applied at the request of an authorized employee of Quintus; or (v) any modification of the SDK or Client, or any part thereof, unless such modification was made by or authorized by Lipstream, if the infringement would have been avoided in the absence of such modification.

     10.3 Entire Liability. THE FOREGOING PROVISIONS OF THIS SECTION 10 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF LIPSTREAM, AND THE EXCLUSIVE REMEDY OF QUINTUS, WITH RESPECT TO THE INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT BY THE SDK OR CLIENT.





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11.  LIMITED LIABILITY.

     11.1 EXCEPT FOR LIABILITY UNDER SECTIONS 5, 9 AND 10, IN NO EVENT SHALL EITHER PARTY'S LIABILITY TO THE OTHER PARTY OR ANY THIRD PARTY ARISING OUT OF THIS AGREEMENT EXCEED THE TOTAL AMOUNT ACTUALLY RECEIVED BY LIPSTREAM. EXCEPT FOR LIABILITY UNDER SECTIONS 5, 9 AND 10, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER ENTITY FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR THE LOSS OF USE, LOSS OF PROFITS AND/OR FOR THE LOSS OF DATA OR INFORMATION OF ANY KIND UNDER ANY CAUSE OF ACTION, WHETHER FOR BREACH OF CONTRACT (INCLUDING NEGLIGENCE), OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY OR ITS AGENTS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. NOTHING IN THIS SECTION 8 IS INTENDED TO EXCLUDE OR RESTRICT EITHER PARTY'S LIABILITY FOR DEATH OR PERSONAL INJURY OR PROPERTY DAMAGE CAUSED BY THE GROSS NEGLIGENCE OF SUCH PARTY OR ITS EMPLOYEES OR AGENTS.

12.  TERM AND TERMINATION.

     12.1 Term. This Agreement shall commence upon the Effective Date and shall continue in force for an initial term of Two (2) years unless terminated earlier under the terms of this Section 9. Thereafter, this Agreement may be renewed for successive one (1) year terms unless terminated by either party as set forth herein.

     12.2 Termination. This Agreement may be terminated by either party upon ninety (90) days written notice for no cause or if the other party (i) breaches any material term or condition of this Agreement and fails to remedy the breach within thirty (30) days after being given notice thereof, or (ii) ceases to function as a going concern or to conduct operations in the normal course of business, (iii) has a petition filed by or against it under any state or federal bankruptcy or insolvency laws which petition has not been dismissed or set aside within sixty (60) days of filing.

     12.3 Effect of Termination. In the event this Agreement is terminated, Quintus' rights under this Agreement shall terminate, provided, however, that Quintus' shall have the right to distribute its inventory of Integrated Software in existence as of the date of termination, and each End-User's rights to use the Integrated Software previously licensed to it by Quintus shall survive. The SDK and Client and other Lipstream materials provided hereunder will remain the property of Lipstream. Within thirty (30) days after the termination of this Agreement, Quintus will prepare all such items in its possession or control for shipment, or destroy such materials as Lipstream may direct. Upon termination of this Agreement, neither party will retain any copies of Confidential Information which may have been entrusted to it by the other party, and within thirty (30) days of a written request by the other party, an authorized representative of each party shall certify to the other party that all copies of Confidential Information of the other party received hereunder have been returned or destroyed. Notwithstanding the foregoing, Quintus may retain one (1) copy of the Client and one (1) copy of any related Documentation and may use such materials as is necessary to support its installed End-User base. Quintus may honor any outstanding quotes for potential End Users for a period of sixty (60) days commencing with the termination of this Agreement.


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     12.4 Limitation. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investment, leases or commitments in connection with the business or goodwill of Lipstream or Quintus. Termination shall not, however, relieve either party of obligations incurred prior to the termination.

     12.5 Survival of Provisions. The provisions of Sections 7, 8, 9, 10, 11,
15.9 and 15.10 of this Agreement shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.

13.  MAINTENANCE AND ENHANCEMENT

     13.1 Maintenance. Provided the Client is used in accordance with the terms and conditions of the Agreement, Lipstream will provide technical support, upgrades and enhancements to Quintus as indicated herein for the current, unaltered version of the Client at no charge to Quintus. All support provided by Lipstream shall be in accordance with Exhibit D.

     13.2 Initial Block Term. During the term of the Initial Block, Lipstream will support Quintus in the integration of the voice service on behalf of a given End User of the Integrated Software, and will provide ongoing support as a "first-tier" support provider for client and voice services. Lipstream will support the End User directly during the term of the Initial Block for client and voice services. Lipstream shall not be responsible for non-Lipstream related End User technical issues.

     13.3 Renewal Block Term(s). During subsequent Renewal Block terms, Lipstream shall be responsible for directly supporting the End User of the Integrated Software in matters pertaining to the ongoing availability and quality of Lipstream voice services. Quintus shall continue to support its End Users directly in all other matters.

     13.4 SDK Support. Lipstream will provide ongoing technical support for the SDK and agent downloadable Client to Quintus between 8:00am - 5:00pm PST, Monday through Friday during the term of the Agreement.

14.  BRANDING

     14.1 Branding Requirement. Lipstream will receive text, icon, and/or logo branding ("Voice by Lipstream") in any and all areas of the Lipstream voice client functionality offering which become voice-enabled under the terms of this agreement, as technically and practically feasible.

     14.2 Branding Exceptions. Lipstream will provide a list of branding exceptions as Exhibit C to the Agreement. For any requests that fall outside of Exhibit C, Quintus will contact Lipstream to (a) to determine if Lipstream and Quintus agree that such an exception is acceptable, and (b) to cooperate in good faith to agree upon what alternate method(s) may be devised to achieving acceptable brand recognition for Quintus and the Lipstream Voice Service offering.


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15.  MISCELLANEOUS.

     15.1 Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Quintus, in whole or in part, without the prior written consent of Lipstream, which consent shall not be unreasonably withheld, or whether voluntary or by operation of law, including by way of sale of assets, merger or consolidation, without prior written notification to Lipstream. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of each party's successors and assigns.

     15.2 Notices. All notices, demands or consents required or permitted under this Agreement shall be in writing. Notice shall be considered delivered and effective (a) when personally delivered; (b) the day following transmission if sent by telex, telegram or facsimile followed by written confirmation by registered overnight carrier or certified United States mail; (c) one (1) day after posting when sent by registered private overnight carrier (e.g., DHL, Federal Express, etc.); or (d) five (5) days after posting when sent by certified United States mail. Notices shall be sent to the parties at the addresses set forth on the first page of this Agreement or at such other address as shall be given by either party to the other in writing.

     15.3 Publicity. Neither party will issue a press release or any other announcement regarding this Agreement, or the relationship contemplated herein unless both parties consent in writing, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, each party shall have the ability to list the other party as a customer in its product literature and marketing materials, including without limitation, on each party's website. In addition, the parties agree to cooperate in issuing jointly approved press releases concerning this Agreement, including without limitation an initial such release within thirty (30) days after the Effective Date of this Agreement.

     15.4 Partial Invalidity. If any paragraph, provision, or clause in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering into this Agreement.

     15.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

     15.6 Waiver and Amendment. No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party to be charged. The failure of either party to enforce at any time the provisions of this Agreement shall in no way constitute a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter.

     15.7 Independent Contractors. The relationship of Lipstream and Quintus established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or allow either party to create or assume any obligation on behalf


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of the other party. All financial obligations associated with a party's business are the sole responsibility of such party.

     15.8 Governmental Approvals. Quintus represents and warrants that it will obtain all required approvals of the government of any country outside the United States in which it markets or distributes the Licensed Software in connection with this Agreement.

     15.9 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without reference to its conflict of law principles and excluding the 1980 United Nations Convention on Contracts for the International Sale of Goods.

     15.10 Jurisdiction; Venue. Any disputes under this Agreement shall be subject to the exclusive jurisdiction and venue of the California State courts and the Federal courts located in San Francisco County, California and the parties hereby consent to the personal and exclusive jurisdiction and venue of these courts.

     15.11 Force Majeure. Nonperformance of either party, except the payment of money, shall be excused to the extent that performance is rendered impossible by strike, fire, acts of God, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the non-performing party.

     15.12 Entire Agreement. The terms and conditions herein contained, including all Exhibits which are incorporated herein by reference, constitute the entire agreement between the parties and supersedes all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending the same shall be binding upon either party hereto unless in a written document signed by the party to be bound thereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the date first above written.

LIPSTREAM NETWORKS, INC.                QUINTUS CORPORATION

By: /s/ MATTHEW JONES                   By: /s/ MICHELLE E. FIELDS
    ---------------------------------       ---------------------------------

Name: Matthew Jones                     Name: Michelle E. Fields
      -------------------------------         -------------------------------

Title: CEO                              Title: Business Admin Manager
       ------------------------------          ------------------------------

                                   EXHIBIT A


                         SERVICES PROVIDED BY LIPSTREAM

1)   NETWORK SCALING & CAPACITY GOALS

     Provide for a voice service capacity that will support Services for Quintus's End Users.

2)   SERVICE LOCATION PLAN

     a)   The services are to be hosted by Lipstream

3)   CLIENT LICENSE FROM LIPSTREAM TO END-USERS

     a) The Client is available to End Users by download directly from Lipstream or through Quintus.

4)   LIPSTREAM CLIENT FEATURES

     a)   Interactive list of conference participants

     b)   Audio signal meter alongside of window to indicate spoken audio level

     c) Self-adjusting microphone gain to normalize audio levels across participants

     d) Signal meter to provide feedback to the End User on Internet traffic latency (i.e. whether the Internet is experiencing light or heavy traffic)

     e)   Status area on bottom of window

     f)   Visual indication of talking participants

     g)   Ability to ignore individual conference participants

     h)   Audio feedback on events, such as participant entry and exit

     i)   Instant text messaging ("Whispering")

     j)   Client is an ActiveX control and/or a Netscape plug-in

     k) Client operates as an HTML object, and obeys size and location parameters. Possibilities include floating windows, frame-sets or placement (embed) within a Web page.

     l)   Target size of the Client is 150K including CODEC

      m) The Client will auto download and install on supported browsers [See Requirements]

      n) Joining a conference can be set to be either manual or automatic whereby the user is either prompted to enter their name or their name is automatically passed to the conference (no user entry required)

      o) Conference limits (i.e. the number of users in a conference) can be preset

      p) Implementation of TCP protocol fallback to better work with firewalls

5)    LIPSTREAM CLIENT REQUIREMENTS

      a) Network Connection: 28.8K kb or higher

      b) Processor: Pentium 90 MHz or faster

      c) Operating System: Windows 95, 98, or NT 4.0 [Macintosh support is not planned at this time]

      d) Browser: Microsoft Internet Explorer (supports auto-download and install), Version 3.02 or higher, Netscape Navigator, Version 3.0.4 or higher

      e) Sound Cards: Lipstream will support the widely available sound cards. Lipstream Engineering will continue to test and support well-known and new cards as they are released and will provide to Quintus a full list of supported sound cards as requested.

      f) An audio headset, or microphone and speakers/headphones

6)    LIPSTREAM PLANNED FUTURE FUNCTIONALITY

      a) Ability of Client to play a .wav file.

      b) Ability to run multiple instances of the Lipstream control on one computer.

                                   EXHIBIT B


                                 PRICING TERMS

1) Initial Block Fees:
Quintus will pay Lipstream the Initial Block fees in the amount of [*] per CSR.

2) Training Fees:
Fees for training shall be [*] per person, per session plus reasonable travel and expenses and will be billed by Lipstream directly to End User.


[*] Certain information in this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   EXHIBIT C

             BRANDING EXCEPTION LIST (TO BE SUPPLIED BY LIPSTREAM)



                16. Exhibit C: Branding and Branding Exceptions

1. Branding Guideline: As noted in Section 14, Company will receive text and logo branding ("Voice by Lipstream") in any and all areas of the Company voice client functionality offering which become voice-enabled under the terms of this Agreement. An example of such branding follows:


     [DIAGRAM]           Lipstream Client
                         Window


                         Inclusion of Text and Logo
                         attribution: "Voice by

     Figure A


2. Branding Exceptions: Certain exceptions to the Branding Requirement specified in Section 14.1 are to be permitted without requirement for advance approval by the Company. Instead of the text and logo attribution depicted in Figure A, above, Customers may credit Lipstream for the provision of voice technology and service in the following ways:

     2.1 Inclusion of plain "Voice by Lipstream" text, in clearly-legible typeface of sufficient size to be legible from a standard computer-viewing distance, directly adjacent to the navigational elements by which an end-Customer (i.e., a visitor to a given Quintus Customer's website) might initiate a voice interaction with a Customer Service Representative.

                                   [DIAGRAM]


                                    Figure B



     2.2 Inclusion of the Lipstream logo, directly adjacent to the navigational elements by which an end-Customer (i.e., a visitor to a given Quintus Customer's website) might initiate a voice interaction with a Customer Service Representative.

                                   [GRAPHIC]

                                    Figure C


3. Branding Escalations: Any and all additional Customer proposals entailing variances from the Branding Guideline and allowable Exceptions specified in Sections 1.0 and 2.0 of this Exhibit C shall be escalated to a qualifying member of the Company's Marketing staff for review prior to the granting of any approval for such variances.

                                   EXHIBIT D
                               LIPSTREAM SUPPORT

Title     QUINTUS TECHNICAL SUPPORT PLAN
Author    LIPSTREAM NETWORKS, INC.
Date      DATE
Revision  V1.0

I.  OBJECTIVE

This document defines terms and conditions by which Lipstream Networks, Inc. will provide technical assistance in the use of the Lipstream Networks' products by QUINTUS and QUINTUS' users.

Service will meet the following minimum delivery requirements:

SERVICE                        AVAILABILITY  RESPONSE TIME+   RESPONSE TYPE
----------------------------   ------------  --------------   ------------------
Business Hours Support         8am-6pm PST   1 hour           phone and/or email
--------------------------------------------------------------------------------
After Business Hours Support    6pm-8am PST  1 hour           phone

--------------------------------------------------------------------------------
+ Actual resolution of incident may require additional time.

INCIDENT REPORTING & SUBMISSION

Incidents are to be submitted using one of the following mechanisms

Business Hours Support:

1. Via an automated, Web-based incident submission system provided by Lipstream Networks at: http://support.lipstream.com

2. Via a phone call to Lipstream Technical Support Call Center at: 408-861-8233.

Each incident report should include the following information:

1. Platform information for end-user customer issues (per online submission form).


After Business Hours Support:

1. Via a page to a Lipstream Technical Support Engineer at: 1-800-458-7073 or email to page.supportoncall(at)lipstream.com.

Email to the pager address triggers a page to the Technical Support engineer on call. Please be sure to include your contract information.

o  INCIDENT REPORT RESPONSE & RESOLUTION (LIPSTREAM NETWORKS)

Lipstream Technical Support will respond within the specified response time. The response can be either of the following:

1. A phone call from a Lipstream Technical Support representative that either resolves the issue or gathers the necessary information for further investigation.

2. Email from a Lipstream Technical Support representative that either resolves the issue or gathers the necessary information for further investigation.

After Lipstream Networks has completed a thorough investigation, each incident will be categorized and the proper type of resolution applied, as defined by Table 1 below:

TABLE 1

INCIDENT TYPE                 RESOLUTION
---------------------------------------------------------------------------------------------
End-use error                 Correct operational instructions are to be provided
---------------------------------------------------------------------------------------------
As designed                   Feature request may be submitted. Implementation will be at the discretion of Lipstream Networks (see escalation process)
---------------------------------------------------------------------------------------------
Bug                           One of the following is to be provided:
                              1. Workaround, if available.
                              2. A fix in the next release of the software. A patch may be provided if deemed necessary (see escalation process).
                              3. No fix.
---------------------------------------------------------------------------------------------
3rd-party incompatibility     Problems that are the result of 3rd-party software or hardware incompatibilities and/or unsupported platforms (software and hardware) will be closed; however, Lipstream may choose to follow up with the 3rd-party directly to assist in resolving any incompatibilities with Lipstream software.
---------------------------------------------------------------------------------------------

Lipstream Technical Support will use best-effort to resolve all incidents.

IV. ESCALATION PROCEDURE

If the resolution to a specific incident does not satisfactorily resolve the incident, the following procedure may be used to escalate an incident's resolution:

o    Request a specific action such as:

     1. Re-evaluation of incident by Lipstream Technical Support based on new information provided by QUINTUS and/or Quintus' end user.

     2.  Patch fix (for bug in product)

     3.  Feature request (for unsupported functionality)

o The Technical Support Manager will review each request; once the review is complete, a conference call that includes appropriate QUINTUS and Lipstream personnel will be initiated to reach a mutually satisfying agreement.

                                   EXHIBIT E
                                 USAGE REPORTS


1. QUINTUS WILL PROVIDE LIPSTREAM USAGE REPORTS CONTAINING THE TOTAL # OF NEW VOICE-ENABLED CSRs, BY CUSTOMER, WHENEVER QUINTUS AGREES TO PROVIDE SERVICE TO A NEW CUSTOMER, OR INCREASES SERVICE FOR AN EXISTING CUSTOMER.

2. ON A MONTHLY BASIS LIPSTREAM WILL PROVIDE QUINTUS USAGE REPORTS CONTAINING THE FOLLOWING INFORMATION:

     a)   Simultaneous Users
          Monthly and daily graphs of peak, average, and minimum simultaneous users, by customer account

     b)   Usage Minutes
          Monthly graph of total usage minutes per day, by customer account

     c)   Session Length
          Monthly graph of average session length per user per day, by customer account

     d)   Conference Statistics
          Monthly graph of number of rooms (conferences) per day, and table of usage minutes and number of sessions for named rooms, by customer account



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